February 6, 1997

Dr. Warren Ruderman, Pres.
INRAD, Inc.
181 Legrand Avenue
Northvale, NJ  07647

Re:   Loan No.: 1627-706837

Dear Dr. Ruderman,

Reference is made to the First Amendment and Waiver (the "Amendment"), dated as of August 31, 1995 of a certain Amended and Restated Agreement dated as of May 1, 1994 between INRAD, Inc. (the "Company") and The Chase Manhattan Bank, formerly know as Chemical Bank (the "Bank")(the "Letter Agreement").

WHEREAS, the Company has requested the Bank to restructure the previous Amendment and Letter Agreement as to waive certain covenants, release collateral and restructure the terms of payment of the remaining principal balance.

NOW THEREFORE, in consideration of the premises and mutual agreements herein contained, the parties hereto agree as follows:

1. The remaining principal balance in the amount of $310,000.00 shall be payable in monthly consecutive installments of principal as follows:
     $7,500.00 per month from February, 1997 through December, 1997; $10,000.00 per month from January, 1998 through December 1998; and $12,500.00 per month from January, 1999 through August, 1999 with a final payment in the amount $7,500.00 due in September, 1999;

2. all principal payments plus monthly interest shall be automatically debited from the Company's DDA #590001086 on the first day of each month;

3. interest shall continue to accrue on the outstanding principal balance at Prime plus 2.25%;

4. the Bank shall maintain security interests in both the accounts receivable and the cash collateral in the amount of $245,000.00 which was provided by the Investor Group (Clarex). Once the cash collateral to debt ratio is reduced to 1.1x, a portion of the cash collateral will be released, however, the 1.1x ratio of cash collateral to debt must be maintained through the term of this loan. Any portion of the cash collateral in excess of the 1.1x cash collateral to debt ratio shall be released on a quarterly basis;

5.   the Bank shall release all liens on all of borrower's equipment;

Exhibit 10.16

6. the Bank hereby waives the 1996 fiscal year violation of subsection 7(j) as amended in the Amendment of the Letter Agreement pertaining to cash debt service (EBITDA) > 1.5x. In addition, subsection 7(j) is hereby deleted in its entirety. The Company shall continue to adhere to the financial covenants pertaining to the limitation on capital expenditures up to $250,000.00 and maintaining a debt to the eligible accounts receivable ratio of .80x;

7. maintain the personal guarantee of Dr. Warren Ruderman and the corporate guarantee of INRAD International, Inc. Each guarantor shall have confirmed its guarantee to the Bank;

8. a restructuring fee in the amount of 1% of the outstanding principal balance;

9. the Bank shall have received a copy of the resolution of the Board of Directors of the Company authorizing the execution, delivery and performance of this letter agreement, certified by an appropriate officer of the Company;

10. this letter agreement may be signed in any number of counterparts, each of which shall be an original and all of which taken shall constitute a single instrument with the same effect as if the signatures thereto and hereto were upon the same instrument; and

11. except as expressly modified by this letter agreement, all of the terms of the Letter Agreement and Amendment shall continue in full force and effect, and all parties hereto shall be entitled to the benefits thereof.

Please acknowledge your acceptance of the terms above by signing below and returning the original to my attention at the address referenced above.

Very Truly Yours,


Richard H. Grabelsky
Assistant Vice President

Agreed and Accepted:

INRAD, INC.

By: __________________

The Chase Manhattan Bank
CPBG Special Loan
200 Jericho Quadrangle, 1st Floor
Jericho, NY  11753-2790
Phone No. (516) 828-7317
Fax No. (516) 828-7261